Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Third Quarter 2011 Financial Results

•	Net income of $12.4 million

•	Diluted earnings per share of $0.32

OMAHA, NE (GLOBE NEWSWIRE) – October 26, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the third quarter of 2011. Net income attributable to Green Plains for the quarter ended September 30, 2011 was $12.4 million, or $0.32 per diluted share, compared to $7.4 million, or $0.23 per diluted share, for the same period in 2010. Revenues were $957.0 million for the third quarter of 2011 compared to $496.1 million during the same period in 2010.

“All of our business segments performed well, resulting in higher net income and earnings per share this quarter compared with the third quarter of 2010 and last quarter,” said Todd Becker, President and Chief Executive Officer. “Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $13.7 million in the third quarter, or 40% of total segment operating income. We set a goal to diversify our business model to provide our shareholders with more predictable and recurring income streams and this quarter continues the momentum we started earlier this year. We remain confident that we will reach our goal of $50 million of annual operating income from these segments. Corn oil production contributed a record $9.6 million in operating income and our agribusiness segment performed well as our Tennessee operations benefited from an excellent local soft wheat harvest.”

“Our ethanol production margins were more robust than expected, due in large part to our strategy to secure physical corn supply to each of our plants while waiting to opportunistically lock margins. This approach, along with our continued focus on efficient plant operations, generated our highest level of quarterly operating income for the ethanol production segment this year,” commented Becker. “We continue to expect our overall profitability to improve in the fourth quarter as a result of seasonal activity from the agribusiness segment. Ethanol production should also have a good finish for the year, although securing some of the early-harvested corn has been challenging as demonstrated by basis levels that are unprecedented for this time of the year.”

“We are excited about the successful completion of the first round of poultry feed trials for algae strains produced by BioProcess Algae at our Shenandoah plant,” stated Becker. “We continue to invest in algae production technology with a focus on reducing production costs and developing new markets for algae, including human nutrition, animal feed and biofuels.”

Revenues for the nine-month period ended September 30, 2011 were $2.6 billion compared to $1.4 billion for the same period of 2010. Net income attributable to Green Plains for the nine-month period ended September 30, 2011 was $25.2 million, or $0.66 per diluted share, compared to net income of $31.6 million, or $1.05 per diluted share, for the same period of 2010.

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $41.6 million for the third quarter of 2011 compared to $26.1 million during the same period of 2010. Green Plains had $154.4 million total cash and equivalents and $102.7 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at September 30, 2011. EBITDA for the nine-month period ended September 30, 2011 was $103.4 million compared to $85.6 million for the same period of 2010. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Recent Business Highlights

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On October 17, 2011, Green Plains and BioProcess Algae announced the successful completion of the first round of algae-based poultry feed trials. BioProcess Algae plans to proceed with further testing for poultry and begin evaluating a replacement product for the fishmeal market.

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On September 12, 2011, Green Plains announced the repurchase 3.5 million shares of its common stock from a subsidiary of NTR plc, its largest shareholder, at a price of $8.00 per share. After this transaction, NTR holds approximately 7.7 million shares, or 23.5%, of Green Plains’ outstanding shares.

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FORTUNE Magazine ranked Green Plains 8th on its 2011 “100 Fastest-Growing Companies” list. The full list and related stories were published in the September 26, 2011 print issue and are available online.

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During the third quarter of 2011, Green Plains completed the installation of corn oil extraction technology at its Otter Tail ethanol plant. All nine of the Company’s ethanol plants are now producing corn oil.

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Green Plains’ agribusiness segment expects to close in the near future on a $195 million syndicated revolving line of credit and a $30 million amortizing term loan. Proceeds from the facilities will be used to repay existing indebtedness, provide working capital funding and for other general corporate purposes.

Conference Call

On October 27, 2011, Green Plains will hold a conference call to discuss its third quarter 2011 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 866-290-0883 and the international dial-in number is 913-312-0410. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will also be archived and available for replay through November 3, 2011.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of expected production from the Company’s nine ethanol plants located throughout the U.S. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns Blendstar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the Company’s joint venture to commercialize algae production and commercialize algae-related products and technology as well as market acceptance of such products, the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of the Company’s forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$957,018	$496,149	$2,630,921	$1,376,499
Cost of goods sold	909,725	464,191	2,510,742	1,275,590

Gross profit	47,293	31,958	120,179	100,909
Selling, general and administrative expenses	18,248	15,016	53,350	41,580

Operating income	29,045	16,942	66,829	59,329

Other income (expense)
Interest income	59	97	222	223
Interest expense	(9,440)	(6,544)	(27,438)	(17,452)
Other, net	(284)	2	(470)	(321)

Total other expense	(9,665)	(6,445)	(27,686)	(17,550)

Income before income taxes	19,380	10,497	39,143	41,779
Income tax expense	6,979	3,082	14,191	9,989

Net income	12,401	7,415	24,952	31,790
Net (income) loss attributable to noncontrolling interests	28	(49)	200	(163)

Net income attributable to Green Plains	$12,429	$7,366	$25,152	$31,627

Earnings per share:
Basic	$0.35	$0.23	$0.70	$$1.06

Diluted	$0.32	$0.23	$0.66	$1.05

Weighted average shares outstanding:
Basic	35,624	31,369	36,075	29,769

Diluted	42,151	31,584	42,611	30,080

Revenues increased by $460.9 million in the third quarter of 2011 compared to the same period of 2010 primarily as a result of acquisitions and increases in commodity prices. Green Plains acquired the Lakota and Riga ethanol plants in October 2010 and the Otter Tail ethanol plant in March 2011. Ethanol production increased during the third quarter of 2011 compared to the same period of 2010, while operating margins per gallon produced decreased. Operating expenses increased as a result of the expanded scope of the business resulting from the acquisitions completed. These factors contributed to an increase in operating income of $12.1 million in the third quarter of 2011 compared to the same period of 2010.

Interest expense increased $2.9 million in the third quarter of 2011 compared to the same period of 2010 due to debt issued to finance the acquisitions and the $90.0 million convertible notes issued in November 2010. Weighted average shares outstanding for diluted earnings per share purposes for the third quarter of 2011 reflect additional shares outstanding under the as- if- converted method of accounting for the convertible notes. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income attributable to Green Plains	$12,429	$7,366	$25,152	$31,627
Interest and amortization expense related to convertible debt	1,445	—	4,328	—
Tax savings related to interest and amortization expense on convertible debt	(520)	—	(1,558)	—

Net income on an as-if-converted basis	$13,354	$7,366	$27,922	$31,627

Effect of convertible debt on weighted average shares outstanding—diluted	6,280	—	6,280	—

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (4) marketing and distribution of Company-produced and third-party ethanol, distillers grains and corn oil, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Ethanol production	$587,064	$250,421	$1,598,408	$741,338
Corn oil production	15,508	—	30,350	—
Agribusiness	143,928	98,348	383,635	203,672
Marketing and distribution	826,581	419,771	2,298,496	1,204,818
Intersegment eliminations	(616,063)	(272,391)	(1,679,968)	(773,329)

	$957,018	$496,149	$2,630,921	$1,376,499

Gross profit:
Ethanol production	$24,846	$19,856	$63,880	$70,372
Corn oil production	9,642	—	18,098	—
Agribusiness	8,223	5,998	20,425	14,916
Marketing and distribution	5,069	6,227	17,332	15,646
Intersegment eliminations	(487)	(123)	444	(25)

	$47,293	$31,958	$120,179	$100,909

Operating income:
Ethanol production	$20,941	$17,215	$52,184	$62,480
Corn oil production	9,632	—	18,040	—
Agribusiness	2,151	421	3,934	1,313
Marketing and distribution	1,923	3,271	7,078	7,056
Intersegment eliminations	(481)	(123)	474	(26)

Segment operating income	34,166	20,784	81,710	70,823
Corporate activities	(5,121)	(3,842)	(14,881)	(11,494)

	$29,045	$16,942	$66,829	$59,329

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Ethanol sold (thousands of gallons)	184,619	128,924	540,638	382,783
Distillers grains sold (thousands of equivalent dried tons)	534	370	1,536	1,099
Corn consumed (thousands of bushels)	65,857	46,299	191,032	137,358

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Revenues in the ethanol production segment increased by $336.6 million for the third quarter of 2011 compared to the same period of 2010. Revenues for the third quarter of 2011 included production from the Lakota and Riga ethanol plants, which were acquired in October 2010, as well as production from the Otter Tail ethanol plant, which was acquired in March 2011. The Lakota, Riga and Otter Tail plants contributed $169.2 million in combined revenues for the third quarter of 2011. The remaining increase in revenues was due to increased volume from production efficiencies at the Company’s other ethanol plants and increases in ethanol and distillers grains prices.

Cost of goods sold in the ethanol production segment increased by $331.7 million for the third quarter of 2011 compared to the same period of 2010. The increase was primarily due to the consumption of 19.6 million additional bushels of corn and an 80.0% increase in the average cost per bushel during the third quarter of 2011 compared to the same period of 2010. The volume increase was due to the additional production from the Lakota, Riga and Otter Tail plants. Depreciation and amortization expense for the ethanol production segment was $11.0 million during the third quarter of 2011 compared to $7.8 million during the same period of 2010. Operating income in the ethanol production segment increased by $3.7 million to $20.9 million for the third quarter of 2011 compared to the same period of 2010. The increase in operating income was primarily a result of increased production, offset by increased depreciation expense and lower operating margins per gallon in the third quarter of 2011 when compared to the same period from the previous year.

Corn Oil Production Segment

Green Plains initiated corn oil production in the fourth quarter of 2010. By September 30, 2011, corn oil extraction technology was deployed at all nine of the Company’s ethanol plants. During the third quarter of 2011, the Company produced 32.7 million pounds of corn oil generating operating income of $9.6 million.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Grain sold	24,320	18,966	51,639	36,715
(thousands of bushels)

Fertilizer sold	790	385	38,801	33,607
(tons)

Revenues in the agribusiness segment increased by $45.6 million for the third quarter of 2011 compared to the same period of 2010. Gross profit for the agribusiness segment increased by $2.2 million for the third quarter of 2011 compared to same period in 2010. Revenue and gross profit increased primarily due to additional volumes of grain sold and increases in average grain prices. Total grain sold increased by 5.4 million bushels and total fertilizer sold increased by 405 tons between the two periods. Operating income was $2.2 million during the third quarter of 2011 compared to $0.4 million during the same period of 2010. The higher operating income was primarily the result of increased sales volumes offset by an increase in selling, general and administrative expenses due to the expanded scope of operations.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $406.8 million for the third quarter of 2011 compared to the same period of 2010. The increase in revenues was primarily due to an increase in commodity prices as well as quantities of ethanol and distillers grains marketed. Ethanol revenues and distillers grains revenues within the marketing and distribution segment increased by $350.8 million and $38.8 million, respectively. The remainder of the increase in revenue is attributable to sales of corn oil produced by the corn oil production segment. The Company sold 252.5 million gallons of ethanol within the marketing and distribution segment during the third quarter of 2011 compared to 222.0 million gallons sold during the same period of 2010 and experienced an increase in revenue due to higher prices. Volumes increased 13.7% due to the expanded production of Company-owned plants as a result of efficiency improvements and the addition of the Lakota, Riga and Otter Tail plants.

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EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income attributable to Green Plains	$12,429	$7,366	$25,152	$31,627
Net income (loss) attributable to noncontrolling interests	(28)	49	(200)	163
Interest expense	9,440	6,544	27,438	17,452
Income taxes	6,979	3,082	14,191	9,989
Depreciation and amortization	12,811	9,103	36,848	26,383

EBITDA	$41,631	$26,144	$103,429	$85,614

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30, 2011	December 31, 2010
ASSETS

Current assets	$556,871	$606,686
Property and equipment, net	783,639	747,421
Other assets	61,301	43,672

Total assets	$1,401,811	$1,397,779

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$352,055	$342,503
Long-term debt	509,806	527,900
Other liabilities	52,613	29,734

Total liabilities	914,474	900,137
Total stockholders’ equity	487,337	497,642

Total liabilities and stockholders’ equity	$1,401,811	$1,397,779

At September 30, 2011, Green Plains had $154.4 million in total cash and equivalents and $102.7 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $678.2 million, including $70.6 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $487.3 million. Stockholders’ equity decreased during the third quarter of 2011 as a result of the repurchase of 3.5 million shares of the Company’s common stock from a subsidiary of NTR that are treated as treasury stock in the Company’s consolidated balance sheet. As of September 30, 2011, Green Plains had approximately 32.9 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President—Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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